Exhibit 4.45

EXECUTION COPY

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of September 12, 2006 (Beijing Time) by and among MATCH.COM OFFSHORE HOLDINGS, LTD., a global business corporation organized under the laws of Mauritius (the “Offshore Purchaser”), FIVE STAR MATCHMAKING INFORMATION TECHNOLOGY (BEIJING) CO LTD., a wholly foreign-owned enterprise established and validly existing under the laws of the Peoples Republic of China (the “Chinese Purchaser”), ELONG, INC., an exempted limited liability company validly existing under the laws of the Cayman Islands (the “Offshore Party”), ELONGNET INFORMATION TECHNOLOGY (BEIJING) CO. LTD, a limited liability company duly organized and validly existing under the laws of the Peoples Republic of China (the “WFOE Seller”) and BEIJING ELONG INFORMATION TECHNOLOGY CO. LTD., a limited liability company duly organized and validly existing under the laws of the Peoples Republic of China (the “ICP Seller”). The Offshore Purchaser and the Chinese Purchaser are collectively referred to as the “Purchasers” and each individually as a “Purchaser”. The WFOE Seller and the ICP Seller are collectively referred to as the “Sellers” and each individually as a “Seller.”

W I T N E S S E T H:

WHEREAS, the ICP Seller is engaged in and operates the eDodo online dating business that involves the provision of an interactive dating community, including but not limited to the provision of movie listings, music, audiovisual downloads, ringtones, blogging functions, online photo album, short messaging services and related services (the “eDodo Business”); and

WHEREAS, the Sellers desire to convey, sell, transfer and assign to the Purchasers, and the Purchasers desire to purchase from the Sellers, the eDodo Assets (as defined below), and the Purchasers are willing to assume certain specific liabilities of the Sellers relating to the eDodo Assets, on the terms and conditions hereinafter set forth.

WHEREAS, on the Closing Date, the parties hereto also intend to execute that certain Content Cooperation Agreement in the form attached hereto as Exhibit A (the “CCA Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Assets.

Section 1.1 Purchase and Sale of Assets on the Closing Date.

A. Purchase by the Offshore Purchaser. On the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the WFOE Seller will sell, transfer, convey, assign and set over (“Transfer”) to the Offshore Purchaser, and the Offshore Purchaser will purchase and acquire from the WFOE Seller, all of the WFOE Seller’s right, title and interest in and to those certain properties, rights, claims, contracts and other assets, tangible or intangible, choate or inchoate, which are set forth on Schedule 1.1(A) attached hereto, free and clear of all Liens (all such assets, the “Offshore Assets”).

B. Purchase by the Chinese Purchaser. On the Closing Date, on the terms and subject to the conditions set forth in this Agreement (including Section 1.1(D)), the WFOE Seller will Transfer to the Chinese Purchaser, and the Chinese Purchaser will purchase and acquire from the WFOE Seller, all of the WFOE Seller’s right, title and interest in and to those certain properties, rights, claims, contracts and other assets, tangible or intangible, choate or inchoate, which are set forth on Schedule 1.1(B) attached hereto, including without limitation those contracts, agreements, other rights of a contractual nature and franchises relating to the eDodo Business (collectively, “Commitments”) set forth on Schedule 1.1B under the heading “Purchased Commitments” (such Commitments so transferred, the “Purchased Commitments”), in each case free and clear of all Liens (all such assets, the “Chinese Assets”).

Section 1.2 Purchase and Sale of Assets on the Match Licenseco Qualification Date. On the Match Licenseco Qualification Date (as defined in Section 9.2), on the terms and subject to the conditions set forth in this Agreement, the ICP Seller will Transfer, or cause to be Transferred, to Match Licenseco all of the ICP Seller’s right, title and interest in and to those certain properties, rights, claims, contracts and other assets, tangible or intangible, choate or inchoate, which are set forth on Schedule 1.2 attached hereto, including without limitation those Commitments set forth on Schedule 1.2 under the heading “Purchased Commitments” (such Commitments so transferred, the “Licenseco Purchased Commitments”), in each case free and clear of all Liens (all such assets, the “Licenseco Assets”). Until the Match Licenseco Qualification Date, the Licenseco Assets shall be owned by the ICP Seller and held and operated in accordance with the provisions of Article IX of this Agreement, and shall be Transferred to the Match Licenseco at such time as is set forth therein. The parties acknowledge that the deferral of Transfer of the Licenseco Assets pursuant to this Section 1.2 and to said Article IX shall not reduce or otherwise affect the Purchase Price to be paid on the Closing Date.

Section 1.3 Excluded Assets. Notwithstanding anything herein to the contrary, the parties acknowledge that the Sellers are not Transferring, and the Purchasers and Match Licenseco are not purchasing or acquiring, any right, title or interest in, any properties, rights, claims, contracts and other assets, tangible or intangible, choate or inchoate of the Sellers which do not constitute the eDodo Assets as set forth on Schedule 1.1(A), Schedule 1.1(B) and/or Schedule 1.2.

Section 1.4 Additional Defined Terms.

1. “Affiliate.” As used herein, the term has the meaning given to that term in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended; provided, for purposes of this Agreement, the WFOE Seller, the ICP Seller and the Offshore Party shall each be deemed to be Affiliates of one another.

2. “Disclosure Schedule”. As used herein, the term “Schedule” or “Disclosure Schedule” shall mean the Schedules attached hereto, which Schedules are incorporated herein and made a part hereof, fully as if the same were herein set forth in their entirety.

3. “eDodo Assets”. As used herein, the term “eDodo Assets” shall mean the Offshore Assets, the Chinese Assets and the Licenseco Assets.

3. “Laws.” As used herein, the term “Laws” shall mean any federal, state, county or local statute, law, ordinance, rule, regulation, order, judgment or ruling.

4. “Match Licenseco” shall mean Beijing Five Star Matchmaking Network Technology Co., Ltd., a limited liability company to be established under the laws of the PRC for the purpose of providing internet content and value added telecommunications services in the PRC. It is the intention of the parties for Match Licenseco to execute a counterpart to this Agreement and become party hereto as soon as it has been organized and received its business license from the Beijing Administration of Industry and Commerce.

5. “Material Adverse Effect”. As used herein, the term “Material Adverse Effect” shall mean a material adverse effect on the eDodo Business, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters shall not be considered when determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: (i) any conditions in the online dating sector in general; (ii) any conditions in the PRC’s general economy; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iii) any conditions resulting from natural disasters, (iv) compliance by the Seller with its covenants and agreements contained in this Agreement; or (v) changes in any Laws or accounting principles.

6. “Tax Authority”. As used herein, the term “Tax Authority” shall mean any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign).

ARTICLE II

Purchase Price

Section 2.1. Aggregate Purchase Price.

(a) In consideration of the purchase and sale of the eDodo Assets and the covenants herein contained, (i) the Purchasers will pay to the Sellers an aggregate amount of Fourteen Million Six Hundred and Twenty-Five Thousand U.S. Dollars ($14,625,000) (the “Purchase Price”), payable in accordance with paragraph (b) of this Section 2.1 and (ii) the Chinese Purchaser and Match Licenseco are assuming the Assumed Liabilities (as defined below) pursuant to Article IV.

(b) On the Closing Date, the Purchasers shall pay the Sellers an aggregate amount of Fourteen Million Six Hundred and Twenty-Five Thousand U.S. Dollars ($14,625,000), less the Escrow Amount (as defined in Section 2.2 below), of which the portions paid by the Chinese Purchaser on the Closing Date shall be in the RMB equivalent of the relevant U.S. dollar figure, with such exchange rate to be determined by the median of the purchase and sell rates as published by the Bank of China on the day immediately prior to Closing Date.

(c) Payments made pursuant to this Section 2.1 shall be made by wire transfer of immediately available funds to the accounts of the Sellers as set forth on Schedule 2.1 hereto. The Escrow Amount, which shall constitute part of the Purchase Price, shall be held and disbursed pursuant to Section 2.2.

(d) To the extent on the Closing Date the Chinese Purchaser pays any portion of the Purchase Price attributable to the Licenseco Assets (as the Purchase Price is allocated pursuant to Section 2.3), Match Licenseco shall reimburse the Chinese Purchaser for any such amounts upon its establishment.

Section 2.2 Escrow Amount. On the Closing Date, the Purchasers shall deliver US$1,462,500 (the “Escrow Amount”) to an escrow account to be established with The Bank of New York (the “Escrow Agent”), to be held by the Escrow Agent pursuant to the terms of an Escrow Agreement in the form attached as Exhibit B to this Agreement (the “Escrow Agreement”). The Escrow Amount shall serve as a source of payment and remedy for any claim for Purchasers’ Losses which may be recoverable pursuant to Section 11.13. Any fees and expenses of the Escrow Agent shall be paid by the Purchasers. All interest earned from investment of the Escrow Amount shall be retained in the escrow account and increase the Escrow Amount.

Section 2.3 Allocation of Purchase Price. The Purchase Price will be allocated among the eDodo Assets in accordance with Schedule 2.3 hereto. The parties agree that each will report the income and other tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation and that neither the Purchasers nor the Sellers will take any position inconsistent with such allocation unless otherwise required by applicable law. If applicable law requires either party to take a position inconsistent with such allocation, such party shall provide written notice to the other parties hereto, setting forth in reasonable detail a description of the position and the underlying reasons therefor.

ARTICLE III

Closing

Section 3.1 Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall be held in Beijing, People’s Republic of China (the “PRC”), on the Closing Date, and shall be effective as of 12:01 a.m. Beijing time on the Closing Date. All matters at the Closing shall be considered to take place simultaneously and no delivery of any document or instrument shall be deemed complete until all transactions and deliveries of documents and instruments contemplated by this Agreement are completed, provided that the Transfer of the Licenseco Assets shall occur as set forth in Article IX. The Closing Date shall occur no later than three (3) business days following the date on which all of the conditions set forth on Schedule 3.1 (other than those conditions that, by their nature, are only being capable of being satisfied at the Closing) shall have been satisfied or waived by the party or parties entitled to waive the same (the “Closing Date”). The parties shall use their commercially reasonable efforts to cause the Closing Date to occur as promptly as practicable.

Section 3.2 Documents of Conveyance, Etc. The Sellers and the Purchasers shall deliver to each other, on the Closing Date, (i) such certificates, consents, approvals, agreements, and documents relating to the transactions contemplated by this Agreement as are set forth on Schedule 3.2 hereto (collectively with this Agreement, the “Closing Documents”). Each party further agrees that at or subsequent to the Closing, upon the written request of the other party and without further cost or expense thereto, it will promptly execute and deliver or cause to be promptly executed and delivered any further assignment, instruments of transfer, bills of sale or conveyances reasonably necessary or desirable to vest fully in the Purchasers all of the Sellers’ right, title and interest in and to the eDodo Assets and take such other action as the other party may reasonably request to effectuate the foregoing.

Section 3.3 Employee Transition.

(a) At least 10 working days prior to the Closing Date, the Chinese Purchaser shall provide to the eDodo employees listed in Schedule 3.3 (the “Target Employees”) a written offer and a contract for employment with the Chinese Purchaser, effective as of Closing. The offer and employment contract shall contain terms that are no less favorable in the aggregate to the Target Employee as those currently applicable to the Target Employee under his / her employment agreement with the Sellers.

(b) The Chinese Purchaser shall provide to the WFOE Seller at least five 5 working days prior to the Closing Date written notice: (1) confirming which Target Employees have agreed to enter into employment agreements with the Chinese Purchaser (each such employee, a “Transferred Employee”); and (2) instructing the WFOE Seller to terminate (or cause to be terminated) the employment contracts of such Transferred Employees. The WFOE Seller shall (i) within three (3) working days terminate the employment relationship with such Transferred Employees (the effective date of the termination may be agreed by the WFOE Seller and the Transferred Employees) and (ii) execute a written release (in form and substance reasonably satisfactory to the Chinese Purchaser) of the non-competition obligations of such Transferred Employee with the appropriate Seller, effective upon Closing.

(c) Upon the due termination of the employment relationship between the appropriate Seller and the Transferred Employees, together with payment of any statutory obligations by such Seller arising from such termination, neither such Seller nor the Offshore Party shall bear any further obligations with respect to the Transfer Employee, and the Purchasers shall indemnify the Sellers and the Offshore Party from any and all fees, liabilities, or obligations arising from Chinese Purchaser’s (a) subsequent employment of the Transferred Employee(s); or (ii) failure to subsequently employ the Transferred Employee(s).

ARTICLE IV

Assumption of Liabilities

Section 4.1. Assumed Liabilities. As consideration for the purchase of the eDodo Assets pursuant to this Agreement, (i) on the Closing Date, the Chinese Purchaser will assume those liabilities and obligations of the Sellers expressly described and itemized on Schedule 4.1 attached hereto (the “Chinese Purchaser Assumed Liabilities”) and (ii) on the Match Licenseco Qualification Date, Match Licenseco will assume those liabilities and obligations of the ICP Seller expressly described and itemized on Schedule 4.1 attached hereto (the “Match Licenseco Assumed Liabilities” and, together with the Chinese Purchaser Assumed Liabilities, the “Assumed Liabilities”). Following the Closing, the Chinese Purchaser will pay, perform and discharge the Chinese Purchaser Assumed Liabilities in accordance with their respective terms. Following the Match Licenseco Qualification Date, Match Licenseco will pay, perform and discharge the Match Licenseco Assumed Liabilities in accordance with their respective terms.

Section 4.2 Excluded Liabilities. Notwithstanding anything herein to the contrary, the Purchasers are not assuming or agreeing to pay, satisfy, discharge or perform, any of the Excluded Liabilities. The term “Excluded Liabilities,” as used herein, shall mean any and all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, or liquidated or unliquidated (any and all of the foregoing, “Liabilities”) which are not described on Schedule 4.1.

ARTICLE V

Representations and Warranties of the Sellers and the Offshore Party

Section 5.1 Representations and Warranties. Each of the Sellers and the Offshore Party hereby jointly and severally represent and warrant to the Purchasers that, except as set forth on the Disclosure Schedule:

A. Corporate Existence and Qualification; Due Execution, Etc. The Offshore Party is an exempted limited liability company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Each of the Sellers is a limited liability company duly organized, validly existing and in good standing under the laws of the Peoples Republic of China. Each of the Seller has the requisite corporate power and authority to own, lease or otherwise hold the eDodo Assets it currently owns, leases or holds, and to carry on the eDodo Business as conducted through the Closing Date. Each of the Offshore Party and the Sellers has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Closing Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Closing Documents to be executed by each of the Offshore Party and the Sellers and the consummation by each of the Offshore Party and the Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement and the Closing Documents by the Purchaser, this Agreement and the Closing Documents to which each of the Offshore Party and the Sellers or any of their respective Affiliates is a party constitute valid and binding obligations of the Offshore Party and the Sellers and each such Affiliate enforceable in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

B. No Violation. Except as set forth on Schedule 5.1(B), neither the execution and delivery by the Offshore Party or the Sellers or their respective Affiliates of this Agreement or the Closing Documents to be executed by the Offshore Party, the Sellers or their respective Affiliates, nor the consummation by the Offshore Party or the Sellers or any such Affiliate of the transactions contemplated hereby or thereby: (i) violates or will violate any Law applicable to any such party with respect to the eDodo Assets and the eDodo Business; (ii) violates or will violate any order, ruling, writ, judgment, injunction or decree of any Governmental Entity (an “Order”) applicable to any such party with respect to the eDodo Assets and the eDodo Business; (iii) conflicts or will conflict with, or results or will result in a breach of or default under, the articles of association or similar charter documents of the Offshore Party, the Sellers or such Affiliate, or results or will result in any breach of or default under any Purchased Commitment related to the eDodo Assets applicable to the Offshore Party, the Sellers or such Affiliate; or (iv) results or will result in the imposition of any Lien (as defined below) on any of the eDodo Assets. No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Offshore Party, the Sellers or such Affiliate or the eDodo Assets in connection with the execution and delivery of this Agreement or the Closing Documents or the consummation by the Offshore Party, the Sellers or such Affiliate of the transactions contemplated hereby or thereby, except for any of the foregoing as are listed on Schedule 5.1(B) or which, if not obtained, would not reasonably be expected to materially impair the ability of the Offshore Party or the Sellers to perform their obligations hereunder.

As used herein, the term “Lien” means any lien, mortgage, security interest, charge, pledge or encumbrance of any kind.

C. Financial Information (i) Attached hereto as Schedule 5.1(C)(i) are draft unaudited management profit and loss statements of the eDodo Business for the fiscal year ended December 31, 2005 and for the three months ended March 31, 2006 (collectively, the “Income Statements”). The Income Statements have been prepared on a consistent basis using the Sellers’ method of accounting and allocations for the periods presented. The Income Statements are in all material respects a true, correct and complete record of (i) all revenues and income of the eDodo Business for the periods covered thereby, and (ii) eDodo Business operating expenses, other than shared expenses allocated and apportioned by management of the Sellers with respect to both the eDodo Business and affiliated businesses of the Sellers and its Affiliates. None of the Sellers or the Offshore Party makes any representation regarding the sufficiency and adequacy of such allocation and apportionment.

(ii) The revenue recorded in the Income Statements reflects the full and complete amount of all revenue received from the Sellers’ mobile network operators, including China Mobile and Unicom in connection with the eDodo Business for the periods covered thereby.

D. Absence of Certain Transactions. Since March 31, 2006 and except as set forth on Schedule 5.1(D) and except for the changes in China Mobile’s billing policies which took effect prior to the date of this Agreement, (i) the Offshore Party and the Sellers and their respective Affiliates have caused the eDodo Business to be operated only in the ordinary course, consistent with past historical practice (taking into account seasonal changes consistent with historical seasonal changes); and (ii) there has been no Material Adverse Effect nor, to the knowledge of each of the Offshore Party and the Sellers, any event, change or circumstance which is reasonably likely to have a Material Adverse Effect.

E. Material Contracts and Obligations. (i) The Sellers have made available to the Purchasers true and complete copies of all Purchased Commitments which are in written form and any amendments thereto. Except as set forth on Schedule 5.1(B), each such Purchased Commitment which is material to the operation of the eDodo Business is and will be in full force and effect immediately following the Transfer thereof at the Closing or pursuant to Section 7.5, as applicable, and represents the valid and binding obligation of the Seller party thereto or an Affiliate thereof. Except as set forth on Schedule 5.1(E)(i), there are no Commitments material to the operation of the eDodo Business other than the Purchased Commitments.

(ii) With respect to each Purchased Commitment to which a Seller (or any of its Affiliates) is a party, such Seller (or such Affiliate, if applicable) and, to the knowledge of the Sellers, the other party or parties thereto, has performed in all material respects all obligations required to be performed by it thereunder through the Closing Date, and such Seller (or such Affiliate, if applicable) is not (with or without the lapse of time or the giving of notice, or both) in default under any such Purchased Commitment, nor do the Offshore Party or the Sellers have knowledge of any circumstances which will constitute, with the passage of time or the giving of notice or both, a default (other than, in any case, a default under any Purchased Commitment which is not material to the eDodo Business and which default will not result in material Liability to such Seller or such Purchaser as assignee), and neither the Offshore Party nor such Seller has received any notice of any default which remains uncured (whether monetary or nonmonetary) or termination of any such Purchased Commitment from any other party thereto.

(iii) Schedule 5.1(E)(iii) sets forth a list of the top ten (10) affiliate partners (being other enterprises operating websites that provide links to or from the eDodo site) for the eDodo Business for the twelve (12) month period preceding the date of this Agreement. To the knowledge of the Offshore Party and the Sellers, no such affiliate partner has indicated any intention to terminate its relationship with the eDodo Business or deal with it on a smaller scale following the consummation of the transactions contemplated by this Agreement.

(iv) Schedule 5.1(E)(iv) sets forth all permits, licenses, approvals, consents and authorizations issued by any Governmental Entity currently held by the Sellers which relate exclusively to, or are material to, the eDodo Business (collectively, “Licenses”). None of the Offshore Party and the Sellers has received notice of any claim, action, suit, proceeding or investigation in or before any Governmental Entity, whether brought, initiated, asserted or maintained by a Governmental Entity or any other person or entity (a “Legal Proceeding”) nor, to the knowledge of the Offshore Party or the Sellers, has any such claim, action, suit, proceeding or investigation been threatened, in each case to revoke, suspend or limit the rights of the Seller under any of its Licenses, and the Seller is in compliance in all material respects with each of its Licenses.

(v) Notwithstanding anything herein to the contrary and except as set forth on Schedule 5.1(E)(v) or as contemplated hereby or by the Closing Documents, the Offshore Party and the Sellers have no Commitments relating to the eDodo Business or eDodo Assets: (a) granting to any person a first-refusal, first-offer or other right to purchase or acquire any eDodo Assets; (b) with respect to Intellectual Property (as defined below) which requires future payments to or from the Offshore Party or the Sellers, except as routine maintenance; (c) under which commissions are payable, which cannot be performed within its terms within 12 months after the date on which such Commitment was entered into and which is not terminable without penalty on 12 months’ or less prior notice; (d) under which the Offshore Party or a Seller is or has agreed to become a joint venturer, partner, consortium or which establishes a profit (or loss) sharing arrangement or (e) which is with an Affiliate of the Offshore Party or the Sellers and is not on arm’s length terms.

(vi) Except as set forth on Schedule 5.1(E)(vi), there are no outstanding payments due by the Offshore Party or the Sellers under any Purchased Commitments where such outstanding payments are overdue for more than sixty (60) days from the Closing Date. All outstanding payments due under any Purchased Commitment which relate to periods prior to the Closing shall constitute “Excluded Liabilities”.

F. Title to and Sufficiency of eDodo Assets. (i) The Sellers have good and marketable title to all of the eDodo Assets, free and clear of all Liens, and has the full legal right and power to Transfer the eDodo Assets to the Purchasers or Match Licenseco, as the case may be.

(ii) All eDodo Assets which constitute fixed assets, machinery or equipment are in good condition, normal wear and tear excepted, and are fit for the purposes for which they are presently used.

(iii) Except as set for on Schedule 5.1(F)(iii), none of the eDodo Assets is leased by the Sellers from any third party or is leased to or occupied by any third party.

(v) No taxes, charges or other fees are due and payable in connection with the eDodo Assets and the Sellers have no material obligations or liabilities with respect to the eDodo Assets other than (a) Assumed Liabilities, which the Chinese Purchaser has assumed pursuant to Section 4.1, and (b) Excluded Liabilities, which the Purchasers have expressly not assumed pursuant to Section 4.2.

G. Intellectual Property. (i) Set forth on Schedule 5.1(G) is a list of all licenses, patents, copyrights, designs and drawings, engineering and manufacturing documents, technical manuals, patterns, processes, formulae, know-how, trade secrets, trademarks, service marks, logos, trade names, inventions and discoveries (whether patentable or not), computer software, database rights, and other similar rights, in each case whether registered or unregistered, and all applications therefor and registrations thereof, which are required to conduct the eDodo Business as currently conducted, excluding IT Systems, which are addressed in Section 5.1(G)(iii) (collectively, the “Intellectual Property”), and all rights to sue for past, present and future infringement or other violations of the Intellectual Property. The Sellers own or have all rights to use all Intellectual Property in the manner used by the Sellers in the operation of the eDodo Business as of the Closing Date, and such usage does not infringe on any intellectual property rights of any other party and neither Seller has received written notice of a conflict with the asserted rights of others in connection with such Seller’s use of any of the Intellectual Property that has not been satisfied or withdrawn. To the knowledge of the Offshore Party and the Sellers, no third party has infringed, misappropriated or otherwise violated any Intellectual Property. Each Seller has the right to assign to the Purchasers (or, in the case of eDodo Assets to be Transferred to Match Licenseco, to Match Licenseco) their ownership and all of its rights to use such Intellectual Property (to the extent such rights constitute eDodo Assets). With respect to each license to use any Intellectual Property which is a Purchased Commitment to which a Seller (or any of its Affiliates) is a party (an “IP License”), each such Seller (or such Affiliate, if applicable) and, to the knowledge of the Offshore Party and the Sellers, the other party or parties thereto, has performed in all material respects all obligations required to be performed by it thereunder through the Closing Date, and such Seller (or such Affiliate, if applicable) is not (with or without the lapse of time or the giving of notice, or both) in default under any such IP License, nor do the Offshore Party and the Sellers have knowledge of any circumstances which will constitute, with the passage of time or the giving of notice or both, a default (other than, in any case, a default under any IP License which is not material to the eDodo Business and which default will not result in material Liability to the Seller or such Purchaser as assignee), and the Sellers have not received any notice of any default which remains uncured (whether monetary or nonmonetary) or termination of any such IP License from any other party thereto. The Sellers have not licensed the Intellectual Property to any third party except as set forth on Schedule 5.1(G).

(ii) Any Intellectual Property created, developed or invented by any employee or contractor of any Seller or its Affiliates has either (a) been assigned to the Seller or its Affiliates pursuant to written agreement or (b) been otherwise acquired by the Sellers or its Affiliates by operation of law. No claims have been made or, to the knowledge of the Offshore Party or the Sellers, threatened against any Seller by any employee or former employee of such Seller or any of its Affiliates claiming ownership in or with respect to the Intellectual Property.

(iii) Each Seller owns or otherwise has valid rights to use all the information and communications technologies required to conduct the eDodo Business as currently conducted, including any such hardware, proprietary and third party software, services, networks, peripherals and associated documentation (the “IT Systems”). The IT Systems are adequate for the eDodo Business as carried out immediately prior to the Closing. Each Seller has the right to assign to the Purchasers their ownership and all of its rights to use such IT Systems (to the extent such rights constitute eDodo Assets). With respect to each license to use any IT Systems which is a Purchased Commitment to which a Seller (or any of its Affiliates) is a party (an “IT License”), each such Seller (or such Affiliate, if applicable) and, to the knowledge of the Offshore Party and the Sellers, the other party or parties thereto, has performed in all material respects all obligations required to be performed by it thereunder through the Closing Date, and suchSeller (or such Affiliate, if applicable) is not (with or without the lapse of time or the giving of notice, or both) in default under any such IT License, nor do the Offshore Party and the Sellers have knowledge of any circumstances which will constitute, with the passage of time or the giving of notice or both, a default (other than, in any case, a default under any IT License which is not material to the eDodo Business and which default will not result in material Liability to such Seller or a Purchaser as assignee), and suchSeller has not received any notice of any default which remains uncured (whether monetary or nonmonetary) or termination of any such IT License from any other party thereto. No Seller has licensed the IT Systems to any third party except as set forth on Schedule 5.1(G).

(iv) Notwithstanding anything herein to the contrary, the parties acknowledge that certain third party software licenses within the eDodo Assets described in Section 5.2 of Schedule 1.1A by their terms prohibit the transfer thereof without the consent of the licensor, and this prohibition shall be deemed to have been disclosed for all purposes of this Agreement.

H. Litigation. Except as set forth in Schedule 5.1(H), there are no Legal Proceedings relating to the eDodo Assets or the eDodo Business pending or, to the knowledge of the Offshore Party or the Sellers, threatened, against the Offshore Party or any Seller or any of their Affiliates, including, without limitation, any legal proceeding that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or any other Closing Document.

I. Compliance With Laws. The Sellers are not in default with respect to any Order relating to the eDodo Assets or the eDodo Business, and the eDodo Business is, and has in the last twelve (12) months been, operated in all material respects in compliance with all Laws and Licenses applicable to the eDodo Business.

J. Employee Benefits. (i) Schedule 5.1(J)(i) accurately lists all of the employees employed by the Sellers or any of their Affiliates in connection with the eDodo Business (the “eDodo Employees”) and all Benefit Arrangements (as defined below). Except as set forth on Schedule 5.1(J)(i), no Person is or may become entitled to post-employment or severance benefits or payments of any kind, or any other post-employment non-pension benefits, by reason of their employment by any Seller or any of its Affiliates in connection with the eDodo Business or termination of such employment, or the consummation of the transactions contemplated hereby. All written employment contracts between any eDodo Employee and the Sellers or any of its Affiliates in connection with the eDodo Business are listed on Schedule 5.1(J)(i). Except as set forth on Schedule 5.1(J)(i), there are no Legal Proceedings outstanding, pending or to the Sellers’ knowledge threatened against the Offshore Party or the Sellers by any of the eDodo Employees.

(ii) Except as set forth on Schedule 5.1(J)(ii), the Sellers or one of their respective Affiliates has duly performed in all material respects all of its legal obligation to make social security (including basic pension, basic medical insurance, maternity insurance, unemployment insurance and work-related injury insurance) and housing fund contributions for the eDodo Employees in full and on time in accordance with relevant PRC and local Laws for all periods prior to the Closing. All outstanding payments or obligations of such type which relate to periods prior to the Closing shall constitute “Excluded Liabilities”.

As used herein, the term “Benefit Arrangements” means all material employment policies, practices or other arrangements to provide employee or executive compensation or benefits with respect to employees and/or their spouses or beneficiaries which are or have been provided or offered to any employee of a Seller or any of its Affiliates in connection with the eDodo Business, including without limitation any such policies or practices relating to life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refunds, service awards, company cars, scholarships, relocation, patent awards, fringe benefits, contracts, collective bargaining agreements, individual employment, consultancy or severance contracts.

K. Taxes. Each of the Sellers (or any predecessor Affiliate, as applicable) has timely filed all Tax Returns relating to the eDodo Business required pursuant to applicable Law to be filed with any Tax Authority, and the Seller (or any predecessor Affiliate, as applicable) has paid all Taxes due with respect to the eDodo Business.

L. Sufficiency of Assets. Except as set forth on Schedule 5.1(L), the eDodo Assets constitute all or substantially all of the assets used by the Sellers in the operation of the eDodo Business as conducted immediately prior to Closing, and in the six (6) month period prior thereto.

M. Brokers’ Fees. None of the Offshore Party or the Sellers has made any agreement or taken any other action which will cause the Purchasers to become obligated for any broker’s or other fee or commission as a result of any of the transactions contemplated by this Agreement.

ARTICLE VI

Representations and Warranties of the Purchaser

Section 6.1 Representations and Warranties. The Purchasers jointly and severally represents and warrants to the Offshore Party and the Sellers that:

A. Existence and Qualification of The Purchaser; Due Execution, Etc. The Offshore Purchaser is a global business corporation duly organized, validly existing and in good standing under the Laws of Mauritius. The Chinese Purchaser is a wholly foreign-owned enterprise duly organized, validly existing and in good standing under the Laws of the PRC. Each Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by it and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Closing Documents to be executed by each Purchaser and the consummation by each Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement by the Offshore Party and the Sellers, this Agreement and the Closing Documents to be executed by such Purchaser constitute valid and binding obligations of such Purchaser enforceable against it in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

B. No Violation. Neither the execution or delivery by the Purchasers of this Agreement or the Closing Documents to be executed by the Purchasers nor the consummation of the transactions contemplated hereby or thereby: (i) violates or will violate any Order applicable to any Purchaser; or (ii) results or will result in a breach of or default under the articles of association or similar charter documents of any Purchaser.

ARTICLE VII

Pre-Closing Covenants

Section 7.1. Conduct of eDodo Business. From the date of this Agreement until the Closing Date, the Offshore Party and the Sellers shall carry on the operation of the eDodo Business in the ordinary course and will use commercially reasonable efforts not to take any action that is inconsistent with this Agreement. The Offshore Party and the Sellers shall use commercially reasonable efforts to preserve and protect the eDodo Assets and the eDodo Business, including relationships with customers, affiliates and service providers. Without limiting the generality of the foregoing, without the prior written consent of the Purchasers (which such consent shall not be unreasonably withheld), the Offshore Purchaser and the Sellers shall not:

(a) Transfer, lease, license or otherwise dispose of or encumber any eDodo Asset;

(b) make any change to the terms and conditions of employment of any Target Employee;

(c) terminate, amend or make any material modification to any Purchased Commitment (provided that any amendment, modification or termination of any Purchased Commitment that occurs without the consent of the Sellers shall not be deemed to be a violation hereof, provided that the Sellers provide the Purchaser with prompt written notice thereof); or

(d) take or fail to take any action that is intended or would reasonably be expected to result in a breach of any of the representations and warranties of the Offshore Party and the Sellers contained in this Agreement.

Section 7.2. Cooperation. The parties hereto shall work together following the date hereof to obtain the consent of any third party or Governmental Entity which may be necessary to effectuate the Transfers contemplated hereby and the intent of this Agreement, including the consent of counterparties to any Purchased Commitments. Each of the parties will give notices, make filings, and bear its own costs and expenses in connection with the foregoing. To the extent any Transfer contemplated hereunder would require the consent or approval of any third party or Governmental Entity which has not been, or cannot be, obtained, the parties shall cooperate with each other in any reasonable and lawful arrangements to effectively Transfer the rights and benefits of, and the entitlements to exercise rights under, such assets, until such time as such Transfer may be lawfully effectuated.

Section 7.3. Other Actions of Purchaser. Without limiting the generality of Section 7.2, the Purchasers shall use all reasonable efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, and to endeavor to obtain, as promptly as practicable, all permits, licenses and authorizations of any Governmental Entity necessary to consummate the transactions contemplated hereby, including the approvals described in Part II, Item 4 of Schedule 3.1.

Section 7.4. Notification of Certain Matters. Each of the Offshore Party and the Sellers, on the one hand, and the Purchasers, on the other hand, shall give prompt notice to the other of (i) the occurrence (or failure to occur) of any event before the Closing which causes any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure by such party to comply with or satisfy any covenant, condition or agreement contained herein.

Section 7.5. Updating of Disclosure Schedules. Should any such fact or condition arising following execution of this Agreement require any change in the Disclosure Schedule hereto if such Disclosure Schedule were dated the date of the occurrence of any such fact or condition, the Seller will promptly deliver to the Purchasers a supplement to the Disclosure Schedule (a “Disclosure Supplement”) specifying such change; provided, that the Sellers shall not be permitted to include in a Disclosure Supplement, with respect to any representation or warranty, any fact or condition existing or occurring on or prior to the date of this Agreement (regardless of whether such facts or circumstances only became known after the date hereof). The information included in a Disclosure Supplement shall not be deemed to amend the Disclosure Schedule for purposes of (i) determining whether the conditions set forth in Part II of Schedule 3.1 shall have been satisfied and (ii) determining the exercisability of the Purchasers’ termination right pursuant to Section 11.14(A)(3), but shall otherwise be deemed to amend the Disclosure Schedule for all purposes of this Agreement, and without limiting the foregoing: (a) the sole remedy of the Purchasers in connection with a Disclosure Supplement shall be to terminate this Agreement with no further liability to the Sellers or the Offshore Party and (b) if the Closing occurs, the Disclosure Supplement shall be deemed to amend the Disclosure Schedule for all purposes of this Agreement.

ARTICLE VIII

Post Closing Covenants

Section 8.1 Books and Records; Personnel. The Offshore Party and the Seller will not dispose of or destroy those business records of the eDodo Business or primarily relating to the eDodo Business which are not delivered to the Purchasers at Closing for seven years (or, if longer, the period required by applicable Laws), and will provide the Purchasers with access to review and copy, at its expense, any such records during such period, provided, however, that the Sellers may dispose of such records if allowed by applicable Laws if it gives the Purchasers 30 days’ notice of such intended disposal and an opportunity to procure such records from the Seller prior to such intended disposal. Purchasers shall also be afforded access to such personnel of the Offshore Party and the Sellers during such period as may be reasonably necessary to discuss the information within such records, provided such access does not unreasonably interfere with the operation of Sellers’ business.

Section 8.2 Corporate Name. Without in any way limiting the right, title or interest that the Purchasers are acquiring hereunder in or to the trademarks and service marks described in Section 5.1(G), the Offshore Party and the Sellers shall (and shall insure that their respective Affiliates shall) reasonably promptly after the Closing change all signage and stationery that contains, and otherwise discontinue the use of, the name “eDodo.” After the Closing, the Offshore Party, the Sellers and their respective Affiliates shall not use, and shall not have any rights in or to, any of the Intellectual Property other than pursuant to any other Closing Document.

Section 8.3 Cooperation. The Offshore Party and the Sellers shall following the Closing, at the request of the Purchasers and without further cost or expense to the Purchasers, execute and deliver such other documents and take such action as the Purchasers shall reasonably request to effectuate the transactions contemplated by this Agreement, and to vest good title to the eDodo Assets in the Purchasers as set forth herein. Without limiting the generality of the foregoing, the Offshore Party and the Sellers shall take such actions as are necessary to acquire and obtain good title, free of clear of all Liens, to the Licenseco Assets prior to the Match Licenseco Qualfication Date, or to cause such Licenseco Assets to be Transferred in accordance with Section 1.2.

Section 8.4 Consents. Without limiting the generality of Section 8.3 or the provisions of Article IX, the parties hereto shall work together following the Closing to obtain any third-party consents which have not been obtained prior to Closing (including consents to assignment of any Purchased Commitments) necessary to effectuate the Transfers contemplated hereby and the intent of this Agreement. Each of the parties will give notices, make filings, and bear its own costs and expenses in connection with the foregoing. To the extent any Transfer contemplated hereunder would require any governmental or third-party consent or approval which has not been, or cannot be, obtained, the parties shall cooperate with each other in any reasonable and lawful arrangements to effectively Transfer the rights and benefits of, and the entitlements to exercise rights under, such assets, until such time as such Transfer may be lawfully effectuated.

Section 8.5 Non-Competition, Non-Solicitation and Non-Disclosure.

A. Covenant Not to Compete. Absent the prior written consent of the Purchaser, the Offshore Party and the Sellers shall not, for a period of two (2) years after the Closing Date (the “Restricted Period”) directly or indirectly, own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, any profit or not-for-profit entity or enterprise in the People’s Republic of China which is engaged in the business of owning or operating (i) an online dating, personals, match-making or social networking business, or any offline extension thereof or (ii) any online portal or entertainment site offering, in the case of this clause (ii), ringtone or music downloads (any such business, a “Competitive Business”); provided, however, that, with respect to the activities described in clause (i) above, the Restricted Period shall be deemed to be three (3) years after the Closing Date; and provided further, that with respect to the activities described in clause (ii) above, the Offshore Party and the Sellers may offer on websites under their operation user-generated ringtones or user-generated music download content; and provided still further that this Section 8.5(A) shall not prohibit: (1) ownership by a Seller, the Offshore Party or their respective Affiliates, solely for investment purposes, of not more than two percent (2%) of the equity securities (or securities convertible or exchangeable into or exercisable for such equity securities) of any entity that is traded on an established securities exchange or quotation system; (2) performance by the Sellers, the Offshore Party or their respective Affiliates of their obligations hereunder or under any Closing Documents; (3) the Sellers, the Offshore Party or their respective Affiliates from conducting their businesses (other than the eDodo Business), as they are conducted by the Sellers, the Offshore Party or their respective Affiliates as of the Closing Date, and engaging in any activity ancillary or attendant thereto; or (4) the acquisition by the Sellers, the Offshore Party or their respective Affiliates of any entity or enterprise engaged in a Competitive Business, provided that the revenues for the most recent fiscal year attributable to such Competitive Business do not exceed 25% of the revenues for the most recent fiscal year of either (I) such entity or enterprise as a whole, including such Competitive Business, or (II) the eDodo Business; provided further that if such revenues do in fact exceed such 25% threshold, no Seller or the Offshore Party shall be deemed to be in breach of this Section 8.5(A) by reason thereof unless such Seller, the Offshore Party or their respective Affiliates, as the case may be, has not divested or sold the portion of such business giving rise to such breach (but for this proviso) within the six (6) month period following the closing of said acquisition, provided that any such divestment obligation shall expire and terminate upon the expiration of the Restricted Period.

B. Non-Solicitation.

(i) By the Sellers. Absent the prior written consent of the Purchaser, the Offshore Party, the Sellers and their respective Affiliates shall not during the Restricted Period directly or indirectly hire, solicit, induce or attempt to induce any person employed by the Purchasers to enter the employ of the Offshore Party, a Seller or their respective Affiliates, provided, however, that that the Offshore Party, the Sellers and their respective Affiliates will not be precluded from hiring any person (1) who responds to any general solicitation or advertisement not targeted at such individual or employees of the Purchasers, (2) who contacts the Offshore Party, the Sellers or any of their respective Affiliates on his or her own initiative without any direct solicitation or encouragement from the Offshore Party, a Seller or any of their respective Affiliates, other than any general solicitation or advertisement, or (3) whose employment with the Purchasers or any of their Affiliates has been terminated by the Purchaser or any of their Affiliates for at least six months.

(ii) By the Purchaser. Absent the prior written consent of the Offshore Purchaser or the Sellers, the Purchasers shall not during the Restricted Period directly or indirectly solicit, induce or attempt to induce any person employed by the Offshore Party or the Sellers to enter the employ of the Purchasers or their Affiliates, provided, however, that that Purchasers and their Affiliates will not be precluded from hiring the eDodo Employees and any person (1) who responds to any general solicitation or advertisement not targeted at such individual or employees of the Offshore Party or a Seller, (2) who contacts the Purchasers or any of their Affiliates on his or her own initiative without any direct solicitation or encouragement from the Purchasers or any of their Affiliates, other than any general solicitation or advertisement, or (3) whose employment with the Offshore Party or a Seller or any of their respective Affiliates has been terminated by the Offshore Party or a Seller or any of their respective Affiliates for at least six months.

C. Non-Disclosure. During the Restricted Period, each of the Offshore Party and the Sellers agree to keep strictly confidential all non-public information which such party possesses, as of the Closing Date, with respect to the client information, trade secrets, copyrights, patents, trademarks, service marks, source code, business practices, finances, developments, affairs, records, data, formulae, documents, intangible rights, other intellectual property and other confidential information concerning the eDodo Assets and the eDodo Business, or information about the eDodo Business and not disclose the same, directly or indirectly, to any other person or use the same, provided, however, that:

(1) the term “Confidential Information” shall not include: (a) any of the foregoing: (I) which is generally available to the public as of Closing; (II) which is or becomes generally available to the public after Closing other than as a result of a disclosure by the Offshore Party or a Seller in breach of its covenants under this Section 8.5(C); (III) to the extent independently developed by the Offshore Party or the Seller without reliance on any other Confidential Information; or (IV) to the extent used by the Offshore Party, a Seller or their respective Affiliates in any of their business activities other than the eDodo Business (provided reasonable efforts are undertaken by the party possessing such information to maintain the confidentiality of the portions of such information which relate to the eDodo business); and

(2) in no event shall this Section 8.5(C) restrict or impair the ability of the Offshore Party or a Seller to use or disclose Confidential Information: (a) in the case of Confidential Information which does not constitute eDodo Assets, in furtherance of the respective business activities engaged in from time to time by the Offshore Party, the Sellesr or their respective Affiliates, provided that this clause (a) shall not derogate from (1) the covenants of the Offshore Party and the Sellers under Section 8.5(A) or (2) the ownership, usage or other rights of the Purchasers in the eDodo Assets as a result of the Transfer thereof to the Purchaser pursuant to Article I hereof; (b) in connection with the assertion or defense of any claims or actions arising under this Agreement or the other Closing Documents; (c) in response to any order, rules, subpoena or directive of any Governmental Entity, provided that the Offshore Party and the Sellers shall, in such case, use commercially reasonable efforts to request in camera or other confidential treatment with respect to any such Confidential Information required to be disclosed, if so requested reasonably in advance by the Purchasers; or (d) to the extent required under any applicable securities Laws or under the rules, regulations or policies of NASDAQ or any securities exchange.

D. Equitable Relief. The parties hereto each acknowledge that any breach of the covenants contained in Section 8.5(A), (B) and (C) would cause an irreparable injury to a Purchaser or Seller (and Offshore Party), as appropriate, and that damages and remedies at law for any breach of any such covenant would be inadequate. The parties hereto each acknowledge that, in addition to any other remedies available to the Purchasers or Sellers (and Offshore Party), as appropriate, the Purchaser and the Sellers (and Offshore Party), as appropriate, shall be entitled to injunctive relief and other equitable relief to prevent a breach of any such covenant.

E. Judicial Determinations. It is the desire and intent of the parties to this Agreement that the provisions of this Section 8.5 be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 8.5 shall be adjudicated to be invalid, ineffective or unenforceable, this Section 8.5 shall be deemed automatically amended to delete therefrom such provision or portion adjudicated to be invalid, ineffective or unenforceable, such amendment to apply only with respect to the operation of such provision in the particular jurisdiction with respect to which adjudication is made.

ARTICLE IX

Covenants Relating to the

Licenseco Assets

Section 9.1 Agreements with respect to the Licenseco Purchased Commitments. In accordance with Section 1.2, the Licenseco Assets shall not be Transferred or assigned to the Chinese Purchaser on the Closing Date, but shall be retained by the ICP Seller in accordance with the provisions of this Article IX until Transferred to Match Licenseco at the time designated in Section 9.2.

Section 9.2 Transfer of Licenseco Assets. Promptly upon Purchasers providing written evidence of receipt of the Required Licenses (as defined in Section 9.4), the Licenseco Assets shall be Transferred to Match Licenseco. Such transfer shall take place no later than three working days following receipt of the Required Licenses (the “Match Licenseco Qualification Date”).

Section 9.3. Obligations of the Seller. Until the Licenseco Assets are Transferred to the Chinese Purchaser in accordance with Section 9.2:

A. Obligations with respect to Licenseco Assets. The Sellers (i) shall take (or cause to be taken) all reasonable steps to preserve and protect the Licenseco Assets (including taking actions, at the expense of Purchaser, to renew website registrations and further any pending trademark applications); (ii) shall not use any of the Licenseco Assets except pursuant to the CCA without the consent of Purchaser; (iii) shall not Transfer any Licenseco Assets to any third party; (iii) shall consult with, and act at the direction of, the Purchasers with respect to all decisions on any material matter relating to the Licenseco Assets (including with respect to renewals of website registrations and actions with respect to trademark applications).

B. Performance of Obligations under Licenseco Purchased Commitments. The Sellers shall continue to perform their respective obligations under the Licenseco Purchased Commitments in accordance with the CCA. The Sellers (i) shall use all reasonable steps to preserve and protect the Licenseco Purchased Commitments; (ii) shall not take any action to amend, modify or terminate any Licenseco Purchased Commitment without the consent of the Purchaser, and shall not waive or surrender any rights thereunder without the consent of Purchaser; (iii) shall not Transfer any Licenseco Purchased Commitment to any third party; (iv) shall not take any action (or omit to take any action) under any Licenseco Purchased Commitment which could result in a breach of the terms of any such agreement or the termination by any counterparty thereof; (v) shall consult with, and act at the direction of, the Purchasers with respect to all decisions on any material matter relating to the Licenseco Purchased Commitments; and (vi) shall pay over to Purchasers all revenues received under such Licenseco Purchased Commitments after the date hereof in accordance with the CCA.

C. Cooperation. Without limiting the provisions of Section 8.4 of the Agreement, the Sellers shall cooperate with the Purchasers to obtain any third-party consents which have not been obtained prior to Closing necessary to effectuate the Transfers of the Licenseco Purchased Commitments contemplated by this Article IX, including without limitation obtaining the consent of the counterparties to the transfer of (i) the R2G License; and (ii) the content cooperation agreement with Beijing HongLian 95 Information Industry Co., Ltd.

Section 9.4 Obligations of Purchasers.

A. License Matters. The Purchasers shall from and after the date hereof and following the Closing, use all reasonable efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain, as promptly as practicable, all permits, licenses and authorizations necessary for Match Licenseco to own the Licenseco Purchased Commitments (collectively, the “Required Licenses”), including without limitation the following:

(i)	a regional Internet Content Provider license from the Beijing Communications Bureau, or such successor Government Entity as may issue the same or equivalent license (the “ICP License”);

(ii)	a national Value-Added Telecommunications Service License from the Ministry of Information and Industry in relation to mobile value-added telecommunications services; and

(iii)	registration with the Beijing Administration of Industry and Commerce (or such other relevant authority as may be designated from time to time under PRC foreign investment laws and regulations) evidencing that Match Licenseco is the owner of the website “edodo” and the operator of the website www.edodo.net.

B. Information. Following the Closing the Purchasers shall keep the Sellers informed on a reasonable basis of the status of its efforts to obtain the Required Licenses and to effect the consummation of the Transfer of the Licenseco Purchased Commitments contemplated by Section 9.2, and shall notify the Seller of any material communication with any Governmental Entity that causes the Purchasers to believe that any required such Required License will not be obtained or that the receipt of any such Required License will be materially delayed.

Section 9.5. Limitations.

(a) For avoidance of doubt, Sellers shall not be liable for any damage, increased cost or loss which the Purchasers may sustain by reason of (i) any amendment, modification or termination of any Licenseco Purchased Commitment that occurs without the consent of the Seller party thereto, (ii) any breach by any counterparty to any Licenseco Purchased Commitment, and (iii) the non-renewal of any of the Licenseco Purchased Commitment at the expiration of its term, provided, in each case, the Sellers have not otherwise breached their obligations under Section 9.3.

(b) If a Force Majeure Event (as defined below) occurs, the Sellers will not be responsible for any damage, increased cost or loss which the Purchasers may sustain by reason of a failure of or delay in performance by Sellers of any of the Licenseco Purchased Commitments, and such failure or delay will not be deemed to be a breach of the provisions of Sellers’ obligations under Section 9.3. The Sellers will take appropriate means to minimize or remove the effects of the Force Majeure Event and, as promptly as practicable, attempt to resume its performance under the Licenseco Purchased Commitments delayed or prevented by the Force Majeure Event. For purposes hereof, a ‘Force Majeure Event” shall mean a act of nature, epidemic, pandemic, fire, explosion, act of government or military authority, upheaval, riots, war or other unforeseen and unavoidable event beyond a party’s control.

Section 9.6. Breaches; Suspension of Obligations. Sellers shall inform the Purchasers in writing of any alleged breach by the Purchasers of any of their respective obligations under Section 9.4 or under the CCA. If any such breach continues uncured by Purchaser for a period of ninety (90) days from the time notice of such breach is delivered in writing to the Purchasers, Sellers’ obligation to perform its obligations under Section 9.3B shall be suspended until such breach is cured; provided, that Sellers may only suspend their obligations with respect to those Licenseco Purchased Commitments as are directly impacted by the breach in question; and provided further that Sellers shall not be permitted to suspend or terminate its obligations under this Section 9.6 if the failure or breach by Purchaser relates to a good faith dispute between the parties or if the alleged breach is the subject to any pending dispute resolution pursuant to Section 11.10 of this Agreement or Section 14 of the Content Cooperation Agreement.

Section 9.7 Delayed Licensing / Increase of Service Rates. In the event that following the Closing and notwithstanding the best efforts of the parties hereto, and through no fault of a Seller, the Purchasers are unable to obtain the Required Licenses within twelve (12) months from the date of the Closing, then the eLong Service Charges payable to eLong and as set forth in Schedule 2 to the CCA shall be increased as set forth in the CCA.

Section 9.8 Termination of Seller’s Obligations. In the event that following the Closing and notwithstanding the best efforts of the parties hereto, and through no fault of the Sellers, the Purchasers are unable to obtain the Required Licenses within eighteen (18) months from the date of the Closing, and the Parties are unable to effect a Transfer of the Licenseco Purchased Commitments, then Sellers shall transfer to the Chinese Purchaser (or a third party designated by the Chinese Purchaser) the remaining Licenseco Assets if permitted under relevant PRC law and Sellers’ obligations under Section 9.3 shall terminate.

Section 9.9 Obligation to Assign Website Name. Notwithstanding anything to the contrary contained herein, upon receipt by Match Licenseco of the ICP License, the ICP Seller shall assign, or cause to be assigned, to Match Licenseco the registered website name (edodo.net) as registered under applicable ICP regulations.

Section 9.10 Assignment of Designated Contracts. If, after the Match Licenseco Qualification Date, the Sellers and the Purchasers are able to obtain the consent of the counterparty to any Designated Contract (as such term is defined in the CCA) to the assignment of any such Designated Contract to Match Licenseco, and such assignment is then permitted by applicable Law, the ICP Seller shall Transfer to Match Licenseco all of the ICP Seller’s right, title and interest to such Designated Contract without further consideration being paid hereunder (and the ICP Seller’s obligations with respect to any such Designated Contract under the CCA shall thereupon cease). Without limiting the generality of Section 8.4 of this Agreement, the parties hereto shall use commercially reasonable efforts to work together following the Match Licenseco Qualification Date to obtain the consent of the counterparties to the Designated Contracts necessary to effectuate any such Transfer contemplated by this Section 9.10.

ARTICLE X

Certain Tax Matters

Section 10.1 Closing and Post-Closing Obligation for Certain Taxes. All sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges (“Transfer Charges”) normally imposed on sellers by any taxing jurisdiction, domestic or foreign including without limitation the PRC shall be borne by the Sellers. All Transfer Charges imposed on buyers by any taxing jurisdiction, domestic or foreign including without limitation the PRC shall be borne by the Purchasers. All other Transfer Charges not addressed in the preceding two sentences, and all other recording or filing fees, notarial fees and other similar costs of Closing with respect to the Transfer of the eDodo Assets will be split 50/50 by the Sellers and the Purchasers.

Section 10.2 Purchaser Tax Returns. The Purchasers will prepare and file or cause to be prepared and filed all Tax Returns that are required to be filed with respect to the eDodo Assets or the eDodo Business for periods following the Closing Date. The Purchasers will pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns. With respect to any taxable period that includes but does not end on the Closing Date, (a) the Sellers will be responsible for the allocable pre-Closing portion of any such taxable period (and shall reimburse Purchasers to the extent the Purchasers have made payment for Taxes with respect thereto) and (b) the Purchasers will be responsible for the allocable post-Closing portion of any such taxable period (and shall reimburse Sellers to the extent Sellers have made payment for Taxes with respect thereto).

Section 10.3 Certain Definitions. For purposes of this Agreement, (i) “Tax” or “Taxes” includes all federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, workers’ compensation, severance, windfall profits, customs, duties, disability, registration, estimated, environmental, transfer, payroll, withholding, employment, unemployment and social security taxes, or other taxes of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not, and (ii) “Tax Return” or “Tax Returns” includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a Governmental Entity or other tax authority, or sent or provided to another party under applicable Law.

ARTICLE XI

Miscellaneous

Section 11.1 Entire Agreement; Amendment. This Agreement (including the Disclosure Schedule) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof. This Agreement (including the Disclosure Schedule) constitutes the entire agreement of the parties hereto with respect to the matters provided for herein and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof. Except as expressly provided in Section 11.13(D)(iii), no investigation or receipt of information by or on behalf of the Purchasers will diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers under this Agreement or the conditions to obligations of the Purchasers under this Agreement.

Section 11.2 Amendments. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Purchasers and the Sellers.

Section 11.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns, provided that this Agreement may not be assigned by either party without the prior written consent of the other.

Section 11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

Section 11.5 Headings and Section References. The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. All section references herein, unless otherwise clearly indicated, are to sections within this Agreement.

Section 11.6 Waiver. No failure or delay by either the Purchasers or the Sellers in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 11.7 Expenses. Subject to Section 10.1, each Seller and each Purchaser shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

Section 11.8 Notices. Any notice, request, instruction or other document to be given under this Agreement by any party hereto to any other party shall be in writing and delivered personally, dispatched by facsimile transmission, or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid:

If to any Seller or to the Offshore Party, to:

eLong, Inc.

Block B, Xing Ke Plaza

10 Jiuxianqiao Zhonglu

Chaoyang District

Beijing 100016

People’s Republic of China

Attn: Hal Fiske, General Counsel

with copies to:

Goulston & Storrs, P.C.

400 Atlantic Avenue

Boston, MA 02110-3333

Attn.: Daniel R. Avery, Esq..

and

TransAsia Lawyers

Suite 2218 China World Tower 1

1 Jianguomenwai Avenue

Beijing 100004, China

Attn: Philip Qu, Esq.

If to any Purchaser, to:

Five Star Matchmaking Information Technology (Beijing) Co., Ltd.

Room 301, Level 3, Tower C, Xingke Mansion

10 Jiuxianqiao Zhonglu

Chaoyang District

Beijing 100016

People’s Republic of China

Attention: Ying Wang

Fax:

With a copy to:

Match.com Offshore Holdings, Ltd.

c/o CKLB International Management Ltd

PO Box 80. Felix House

24 Dr Joseph Riviere Street

Port Louis. Mauritius.

Fax: + 230 216 9800

and a copy to:

Match.com

8300 Douglas Avenue

Dallas, Texas 75225 USA

Attention: General Counsel

Fax: 214 576 9467

and a copy to:

IAC/InterActiveCorp

152 West 57th Street

New York, New York 10019 USA

Attention: General Counsel

Fax: 212-632-9642

or at such other address for a party or as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the person or entity to which it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is dispatched by facsimile transmission shall be deemed to have been duly given to the person or entity to which it is addressed upon transmission and confirmation of receipt. Any notice that is addressed as provided herein and mailed by registered or certified mail shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such party, on the fifth calendar day after the day it is so placed in the mail. Any notice that is addressed as provided herein and sent by a nationally recognized overnight courier service shall be conclusively presumed to have been duly given to the person or entity to which it is addressed at the close of business, local time of such person or entity, on the next business day following its deposit with such courier service for next day delivery.

Section 11.9 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive Laws of the State of New York without giving effect to the principles of conflict of laws thereof.

Section 11.10 Dispute Resolution. In the event of any disputes, controversies or claims arising out of or in connection with this Agreement or the breach, termination or invalidity thereof (collectively, “Disputes”) the parties shall use their good faith efforts to resolve the same by negotiations between executives of each party hereto (“Senior Representatives”) who are at a higher level of management than the persons who have direct responsibility for the administration of the matters contemplated by this Agreement. Any party may serve a notice on the other requesting a meeting of Senior Representatives of the parties to meet to resolve any Dispute. The Senior Representatives shall meet within 30 days of delivery of such request at a mutually acceptable time and place, and thereafter as often as they deem necessary, to attempt to resolve the Dispute. The parties shall cooperate in good faith with respect to any reasonable requests for exchanges of information regarding the Dispute.

If no resolution can be reached through such efforts within 30 days from the date on which one party first notifies the other party in writing of the existence of a Dispute, then the Dispute shall be submitted to the Hong Kong International Arbitration Centre for arbitration under the UNCITRAL Arbitration Rules. Any such arbitration shall be administered by HKIAC in accordance with HKIAC Procedures for Arbitration in force at the date of this Agreement including such additions to the UNCITRAL Arbitration Rules as are therein contained. The arbitration proceedings shall be conducted in English. The arbitration award shall be final and binding upon the parties, and the parties agree to be bound thereby and to act accordingly. The costs of arbitration and the costs of enforcing the arbitration award (including in each case witness expenses and reasonable attorneys’ fees and disbursements) shall be borne by equally by the parties, unless otherwise determined by the arbitration award. In any arbitration proceeding, any legal proceeding to enforce any arbitration award and in any legal action between the parties pursuant to or relating to this Agreement, each party expressly waives any defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state. When any Dispute occurs and when any Dispute is under arbitration or any other proceedings, the parties shall continue to exercise their respective rights, and fulfill their obligations under this Agreement.

Section 11.10 Severability. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

Section 11.11 “Knowledge”. Whenever “to its knowledge,” “known” or a similar phrase is used to qualify a representation of the Offshore Party or the Sellers, the “knowledge” so referred to shall be deemed to be the actual, conscious knowledge of the persons identified on Schedule 11.11 and (b) the knowledge that such persons would reasonably obtain in the discharge of their employment duties to the Sellers; provided, however, that with respect to Hal Fiske, the parties acknowledge that Mr. Fiske has had both legal and non-legal responsibilities within the Sellers and its Affiliates with respect to the transactions contemplated hereby, and accordingly such knowledge of Mr. Fiske shall not include knowledge of any information to the extent received in the exercise of his responsibilities and duties as in-house counsel to the Sellers and their respective Affiliates, and the inclusion of Mr. Fiske in the aforementioned knowledge group shall not be a waiver of any privilege or confidential communications between Mr. Fiske and the Sellers or their respective Affiliates arising from the attorney-client relationship.

Section 11.12 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 11.13 Indemnification: Survival of Representations and Warranties.

A. Indemnification by Sellers.

(i) Each of the Sellers and the Offshore Party hereby jointly and severally agree to defend, hold harmless and indemnify the Purchasers, their respective Affiliates and their respective employees, officers, directors, stockholders, partners and representatives (the “Purchaser Indemnified Parties”) from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) (“Losses”) which arise out of or relate to: (1) any breach of any of the representations and warranties of the Offshore Party and the Sellers or their respective Affiliates contained in this Agreement; (2) any breach or non-performance of any covenants or agreements of the Offshore Party and the Sellers or their respective Affiliates contained in this Agreement; (3) any Excluded Non-Compliance Liabilities and (4) Excluded IP Liabilities (all such Losses collectively the “Purchasers’ Losses”); provided, however, that the Offshore Party and the Sellers shall not have any obligation so to indemnify the Purchaser Indemnified Parties on account of any breach of any representation or warranty pursuant to Section 11.13(A)(i)(1) and/or on account of any Excluded Non-Compliance Liabilities pursuant to Section 11.13(A)(3) unless and until the Purchasers’ Losses paid, incurred, suffered or accrued by the Purchaser Indemnified Parties on account of all such breaches of representations and warranties and/or indemnification exceed US$150,000 in the aggregate (the “Threshold Amount”), in which event the Purchaser Indemnified Parties will be entitled to such indemnification only in respect of those Purchasers’ Losses in excess of the Threshold Amount. Notwithstanding the foregoing, no Threshold Amount shall apply to any breach of the representations of the Offshore Party and the Sellers contained in Sections 5.1(A), 5.1(F)(i) and 5.1(M) or to a claim for indemnification hereunder to the extent a breach results from fraud on the part of the Offshore Party or the Sellers.

For purposes of this Agreement, (i) “Excluded Non-Compliance Liabilities” means any liabilities which result from the failure of any Seller or the Offshore Party to comply with applicable Laws in the operation of the eDodo Business prior to the Closing; and (ii) “Excluded IP Liabilities” means any liabilities which result from the unlawful or illegal misuse or infringement, in the operation of the eDodo Business, of or upon the intellectual property rights of any third party prior to the Closing.

B. Indemnification by the Purchaser. Each of the Purchasers hereby agrees to defend, hold harmless and indemnify the Offshore Party, the Sellers, their respective Affiliates and their respective employees, officers, directors, stockholders, partners and representatives (the “Seller Indemnified Parties”) from and against any Losses which arise out of or relate to: (1) any breach of any of the representations and warranties of the Purchasers or their Affiliates contained in this Agreement or in any other Closing Document; (2) any breach or non-performance of any covenants or agreements of the Purchasers or their respective Affiliates contained in this Agreement ; or (3) the Purchaser’s failure to perform, pay or discharge in accordance with their respective terms, the Assumed Liabilities (all such Losses collectively, the “Seller’s Losses”).

C. Survival of Representations and Warranties. The parties’ representations and warranties under this Agreement, and the indemnification obligations of the Sellers pursuant to Section 11.13(A)(3), shall survive the Closing and shall expire and terminate on the eighteen month anniversary of the Closing Date (the “Survival Date”), unless written notice by a Purchaser or the Sellers (or the Offshore Party), as the case may be, of a breach or alleged breach thereof has been provided to the Sellers (or the Offshore Party) or the Purchasers, as the case may be, on or prior to such date, in which case such representations and warranties, and such indemnification obligations, shall not so expire and terminate; provided however, that notwithstanding the foregoing or anything else to the contrary herein, the representations and warranties set forth in Sections 5.1(A), 5.1(F)(i) and 5.1(K) of this Agreement and any and all indemnification obligations relating thereto, shall not so expire or otherwise terminate on the Survival Date, but shall instead expire on the date which is ninety (90) calendar days following the expiration of the applicable statutes of limitations relating to any claim giving rise to the Purchasers’ Losses. In the case of actual fraud with respect to any representation or warranty made by a party hereto, such representations and warranties shall survive until the expiration of the applicable statute of limitations.

D. Limitations on Indemnification Liability in Certain Cases.

(i) The maximum aggregate liability of the Offshore Party and/or the Sellers under Section 11.13(A)(1) for any one or more breaches of the Offshore Party’s and the Sellers’ representations or warranties under Article V of this Agreement and/or under 11.13(A)(3) shall be US$3,650,000 million(the “Cap”); provided, however, that the Cap shall not apply to any breach of the representations of the Offshore Party and the Sellers contained in Section 5.1(F)(i).

(ii) With respect to any matter for which indemnification has been provided hereunder, the Indemnitee hereby covenants and agrees to use commercially reasonable efforts to collect amounts payable to the Indemnitee under any applicable insurance policy of the Indemnitee, except to the extent any such efforts will result in increased premiums, or adverse change in coverage, under such insurance policies. The amount of any Purchasers’ Losses or Sellers’ Losses shall be reduced by any insurance proceeds which relate to the claims or matters giving rise to the same and which proceeds are actually received by the indemnified party within six (6) months of when such losses are incurred.

(iii) In no event shall any Purchaser Indemnified Party have any right of indemnity with respect to any breach of a representation or warranty which was known to the Purchasers at Closing; provided, that for purposes of this clause (iii), such “knowledge” of the Purchasers shall be deemed only to include the actual and conscious (and not constructive) knowledge of the foregoing persons on behalf of the purchasers: Gregg Winiarski, Daniel Fox and Jane Thompson; provided, however, that with respect to Gregg Winiarski, the parties acknowledge that Mr. Winiarski has had both legal and non-legal responsibilities within the Purchasers and its Affiliates with respect to the transactions contemplated hereby, and accordingly such knowledge of Mr. Winiarski shall not include knowledge of any information to the extent received in the exercise of his responsibilities and duties as in-house counsel to the Purchasers and their Affiliates, and the inclusion of Mr. Winiarski in the aforementioned knowledge group shall not be a waiver of any privilege or confidential communications between Mr. Winiarski and the Purchasers or their Affiliates arising from the attorney-client relationship

(iv) In no event shall Sellers’ Losses or Purchasers’ Losses, as the case may be, include amounts arising from exemplary or punitive, excluding such damages required to be paid by an Indemnitee to a third party (excluding the Purchasers or the Sellers) on account of a judgment for the same in favor of such third party where such damages would have otherwise constituted Sellers’ Losses or Purchasers’ Losses but for this clause (iv).

(iv) The parties acknowledge that the limitations set forth in the preceding clauses (i), (ii), (iii) and (iv) above, are not mutually exclusive but are separate and independent limitations, and that each and all such limitations may, alone or together, apply to a party’s indemnification obligations in accordance with their respective terms. The limitations set forth in clauses (i), (ii), (iii) and (iv) above shall not apply to any claims for indemnification related to fraud by a party.

(v) Each party’s sole and exclusive remedy against the other party for any breach of a representation, warranty, covenant or other obligation made in or imposed by this Agreement, shall be a claim for indemnification under this Section 11.13, subject to the limitations of this Section 11.13; provided, however, that the foregoing shall not be construed as limiting in any way (i) the right of a party to seek injunctive relief in accordance with Section 7.6(C); or (ii) any party’s recourse in the event of fraud by the other.

E. Fraud. For purposes of Section 11.13, the term “fraud” when used with respect to the Offshore Party and the Sellers shall include, without limitation, any breach by the Offshore Party or the Sellers of any of their representations, warranties and covenants in this Agreement if such breach constituted an intentional or knowing misrepresentation and breach by the Company; provided, that neither the existence or knowledge of any facts which give rise to a breach of any such covenant, representation or warranty shall, in and of itself, constitute “fraud” or an intentional misrepresentation and breach. Notwithstanding Section 11.11, the “knowledge” referred to in connection with an “intentional” or “knowing” breach as set forth above shall be limited to the actual, conscious (and not constructive) knowledge of such breach as of the date hereof by Mike Doyle, Hal Fiske or Derek Palaschuk.

F. Procedures for Third Party Claims. (i) In the event that any Legal Proceeding shall be threatened or instituted in respect to which indemnification may be sought by one party hereto from another party under the provisions of this Section 11.13, the party seeking indemnification (“Indemnitee”) shall, promptly after acquiring actual knowledge of such threatened or instituted Legal Proceeding, cause written notice in reasonable detail of such threatened or instituted Legal Proceeding and which is covered by this indemnification, to be forwarded to the other party from which indemnification is being sought (“Indemnitor”), provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder, except to the extent, and only to such extent, that such failure to provide such notice actually prejudices the Indemnitor’s ability to adequately defend such Legal Proceeding.

(ii) In the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of the notice described in Section 11.13(F)(i), at its option and at its own expense, to be represented by counsel of its choice, and (subject to Section 11.13(F)(iii)) to conduct and control the defense of, negotiate, settle or otherwise deal with any such Legal Proceeding or demand that relates to any Purchasers’ Losses or Sellers’ Losses, as the case may be, indemnified against hereunder, and, in such event, the Indemnitee will reasonably cooperate with the Indemnitor and its representatives in connection with such defense, negotiation, settlement or dealings (and the Indemnitee’s costs and expenses arising therefrom or relating thereto shall constitute Purchasers’ Losses, if the Indemnitee is the Purchaser, or Sellers’ Losses, if the Indemnitee is the Seller); provided, however, that the Indemnitee may directly participate in any such Legal Proceeding so defended with counsel of its choice at its own expense. Notwithstanding the foregoing, if the Indemnitor fails to provide a written acknowledgment to the Indemnitee within 15 business days after receiving written notice from the Indemnitee therefor (an “Indemnification Acknowledgment Notice”) that the Indemnitor will undertake to conduct and control the defense of such claim (which acknowledgement may be made under a reservation of rights), then the Indemnitee may assume its own defense, and, in such event (a) the Indemnitor will be liable for all Purchaser’s or Sellers’ Losses, as the case may be, reasonably paid or incurred in connection therewith, and (b) the Indemnitor shall, in any case, reasonably cooperate, at its own expense, with the Indemnitee and its representatives in connection with such defense.

(iii) Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor will not enter into any settlement of any third party claim which (x) would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or which does not include an unconditional release of the Indemnitee from all liability with respect to such claim, or (y) which would otherwise adversely affect the eDodo Assets or the eDodo Business. If a firm offer is made to settle a third party claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to the Indemnitee to that effect. If the Indemnitee notifies the Indemnitor that it does not consent to such firm offer within 10 calendar days after its receipt of such notice from the Indemnitor, the Indemnitee may continue to contest or defend such third party claim and, in such event, the maximum Liability of the Indemnitor as to such third party claim will not exceed the amount of such settlement offer, plus the Purchasers’ Losses or Sellers’ Losses, as the case may be, reasonably paid or incurred by the Indemnitee through the end of such 10-calendar day period.

(iv) After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction with respect to a third party claim and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer or certified or bank cashier’s check within 30 days after the date of such notice. Any and all Purchasers’ Losses or Sellers’ Losses, other than those described in the preceding sentence (including Purchasers’ Losses or Sellers’ Losses incurred in the absence of any threatened or pending Legal Proceeding, or Purchasers’ Losses or Sellers’ Losses incurred after any such Legal Proceeding has been threatened or instituted but prior to the rendering of any final judgment or award in connection therewith), shall be paid by the Indemnitor on a current basis, and, without limiting the generality of the foregoing, the Indemnitee shall have the right to invoice the Indemnitor for such Purchasers’ Losses or Sellers’ Losses, as the case may be, as frequently as it deems appropriate, and the amount of any such Purchasers’ Losses or Sellers’ Losses, as the case may be, which are described or listed in any such invoice shall be paid to the Indemnitee, by wire transfer or certified or bank cashier’s check, within 30 days after the date of such invoice.

Section 11.14 Termination.

A. Termination Rights. This Agreement may, by notice given prior to or at the Closing, be terminated:

(1) by mutual consent of the Chinese Purchaser and the WFOE Seller;

(2) by either the Chinese Purchaser or the WFOE Seller, if there shall be enacted any law that makes consummation of the transactions contemplated hereby illegal or if any judgment, injunction, order or decree of a court or other Governmental Entity of competent jurisdiction shall restrain or prohibit the consummation of the transactions contemplated hereby and such judgment, injunction, order or decree shall become final and nonappealable;

(3) by the Chinese Purchaser, if there has been (i)(A) a material breach by a Seller or the Offshore Party of any representation or warranty set forth in this Agreement that is not qualified as to materiality or Material Adverse Effect, or if any such representation or warranty shall become untrue in any material respect following execution of this Agreement or (B) a breach by a Seller or the Offshore Party of any other representation or warranty set forth in this Agreement, or if any such representation or warranty shall become untrue following execution of this Agreement, or (ii) a material breach by a Seller or the Offshore Party of any of their respective covenants or other agreements set forth in this Agreement and, in the case of (i) and (ii) above, as the case may be, such Seller or the Offshore Party has not cured such breach (if susceptible to cure) within 15 days after notice by the Purchasers thereof;

(4) by the WFOE Seller, if there has been a material breach by a Purchaser of any representation, warranty, covenant or other agreement set forth in this Agreement and the Purchasers have not cured such breach (if susceptible to cure) in all material respects within 15 days after notice by the Sellers thereof; or

(5) by either the Chinese Purchaser or the WFOE Seller, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 15, 2006 or such later date as the parties may agree upon.

B. Notice of Termination; Return or Destruction of Confidential Information. In the event of termination by the WFOE Seller or the Chinese Purchaser pursuant to Section 11.14(A), written notice thereof shall forthwith be given to the other parties in accordance with Section 11.8, and, subject to compliance with Section 11.14(C), this Agreement shall be terminated without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein, the Purchasers shall return to the Sellers or destroy all documents and other materials received from the Sellers, the Offshore Party and their respective Affiliates, representatives and agents relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, along with all copies of such documents and other materials; and the Purchasers shall destroy all materials developed by the Purchasers or any of their Affiliates, representatives or agents from any such documents or other materials.

C. If this Agreement is terminated pursuant to Section 11.14(A), all further obligations of the parties under this Agreement will terminate, except that the obligations of the parties contained in this Article XI (other than Section 11.13) will survive notwithstanding such termination; provided, however, that nothing in this Section 11.14(C) shall be deemed to adversely affect any terminating party’s right to pursue all legal remedies available to such party or to release any party from any liability for any breach of this Agreement prior to such termination, which remedies and liability shall survive such termination.

Section 11.15 Public Announcement. No party shall make any public announcement of the execution of this Agreement or the transactions contemplated hereby without the prior consent of the other parties hereto; provided, that the parties may disclose the transaction (without reference to the ‘edodo’ name prior to the Match Licenseco Qualification Date) in periodic reports with the Securities and Exchange Commission or other regulatory authorities or as otherwise required by law, and may disclose only to the extent necessary transaction information in response to questions raised by investors following availability of public reports set out above.

Section 11.16 Certain Definitions and Interpretive Matters.

A. Certain Definitions. Unless the context otherwise requires, (i) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (ii) “or” is disjunctive but not necessarily exclusive, (iii) all references to “$” or dollar amounts mean lawful currency of the United States of America.; and (iv) “Agreement” means this Asset Purchase Agreement, including all schedules and exhibits hereto.

B. Interpretive Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. References to the “Purchasers” mean each Purchaser and both Purchasers, individually and collectively; references to the “Sellers” mean each Seller and both Sellers, individually and collectively.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PURCHASERS:

MATCH.COM OFFSHORE HOLDINGS, LTD.

By:	/s/: Kristin Dye
Name:	Kristin Dye
Title:	Authorized Representative

FIVE STAR MATCHMAKING INFORMATION TECHNOLOGY (BEIJING) CO. LTD.

By:	/s/: James P. Safka (Company Seal)
Name:	James P. Safka
Title:	Legal Representative

[signature page to Asset Purchase Agreement]

OFFSHORE PARTY:

ELONG, INC.

By:	/s/: Hal Fiske
Name:	Hal Fiske
Title:	General Counsel

SELLERS:

ELONGNET INFORMATION TECHNOLOGY (BEIJING) CO. LTD.

By:	/s/: Justin Yue Tang (Company Seal)
Name:	Justin Yue Tang
Title:	Legal Representative

BEIJING ELONG INFORMATION TECHNOLOGY CO. LTD.

By:	/s/: Justin Yue Tang (Company Seal)
Name:	Justin Yue Tang
Title:	Legal Representative

[signature page to Asset Purchase Agreement]

MATCH LICENSECO:
(to be executed following receipt of business license)

BEIJING FIVE STAR MATCHMAKING NETWORK TECHNOLOGY CO. LTD.

By:	/s/ BEIJING FIVE STAR MATCHMAKING NETWORK TECHNOLOGY CO, LTD. (Under Company Seal)
Name:
Title:

[signature page to Asset Purchase Agreement]